Exhibit 107

Calculation of Filing Fee Table

FORM S-3

(Form Type)

LUCID DIAGNOSTICS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
	Equity	Common Stock(3)	—	—	—	—	—	—	—	—	—	—
	Equity	Preferred Stock	—	—	—	—	—	—	—	—	—	—
	Debt	Debt Securities	—	—	—	—	—	—	—	—	—	—
	Other	Warrants	—	—	—	—	—	—	—	—	—	—
	Other	Units	—	—	—	—	—	—	—	—	—	—
	Unallocated (Universal Shelf)	Unallocated (Universal Shelf)	Rule 457(o)	(1)(2)	—	$125,000,000	$110.20 per million	$13,775.00	—	—	—	—
	Total Offering Amounts					$125,000,000		$13,775.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fees Due							$13,775.00

(1)	This registration statement covers such indeterminate number or amount of shares of common stock, shares of preferred stock, debt securities, warrants and units of the registrant as shall have an aggregate initial offering price not to exceed $125,000,000. The securities registered hereunder are to be issued from time to time at prices to be determined. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered hereunder also include such indeterminate amount or number of shares of common stock, shares of preferred stock, debt securities, warrants and units as may be issued upon exercise, conversion or exchange of any exercisable, convertible or exchangeable securities registered hereunder or as may be issued from time to time pursuant to any anti-dilution adjustments with respect to any exercisable, convertible or exchangeable securities registered hereunder. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover such additional number of securities as may be offered or issued in connection with any stock splits, stock dividends or similar transactions.
(2)	Omitted pursuant to Item 16(b) of Form S-3 and Rule 457(o) promulgated under the Securities Act of 1933, as amended. The amount registered, proposed maximum offering price per unit and maximum aggregate offering price will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.
(3)	Includes rights to acquire common stock or preferred stock of the registrant under any shareholder rights plan then in effect, if applicable under the terms of any such plan.